February 8, 2007
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Commission File No. 000-26460
Dear Sirs/Madams:
We have read the Form 8-K filing of Spatializer Audio Laboratories Inc. dated February 8, 2007. We agree with the statements made in Section 4.01(a) of the filing. We have no basis to agree or disagree with the statements contained in subsection (b) of Item 4.01 of the filing.
Yours truly,
/s/ Farber Hass Hurley McEwen LLP
Camarillo, California